SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:
[  ] Preliminary Proxy Statement             [  ] Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CNL American Properties Fund, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     [ ] Check box if any part of the fee is offset as provided by Exchange  Act
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previously.  Identify the previous filing by registration  statement  number, of the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:

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




                       CNL AMERICAN PROPERTIES FUND, INC.
                              400 East South Street
                             Orlando, Florida 32801



                                 March 18, 1998


To our stockholders:

         You are cordially invited to attend the annual meeting of stockholders of CNL American Properties Fund, Inc., (the "Company") on May 4, 1998 at 10:30 a.m. at the CNL Management Center at 450 E. South Street, Suite 101, Orlando, Florida. The directors and officers of the Company look forward to greeting you personally. Enclosed for your review are the proxy, proxy statement, notice of meeting for the annual meeting of stockholders and annual report.

         The Company experienced a year of tremendous growth in 1997. A favorable market environment combined with our conservative investment philosophy and strong management team contributed to the successful results. During 1997, the Company received over $222 million in capital through its public offerings of shares of common stock and acquired or invested in 154 properties. The number of restaurant chains in the Company's portfolio nearly doubled from 15 to 29 and the Company added 15 new states increasing its presence to 35 states. We believe the Company is extremely well-positioned to participate in the expected continued growth in the restaurant real estate market. Following the successful completion of its initial public offering of common stock in February 1997, the Company commenced an offering of up to $275,000,000 (27,500,000 shares) of its common stock which we anticipate will be completed in the first quarter of 1998. A third offering of up to $345,000,000 (34,500,000 shares) is expected to commence immediately following the completion of the Company's current offering. The net proceeds of these offerings will be invested in additional triple-net leased properties and mortgage loans. If the current and planned third offerings are completed, it is anticipated that the Company will own a total portfolio of approximately 670-730 properties.

         We believe that the raising of additional capital by the Company through its current offering and its planned third offering will provide the following benefits:

                  Additional diversification: Additional capital received by the Company will be used to invest in additional properties and mortgage loans, providing the Company with increased diversification by restaurant concept, tenant and geographic concentration.

                  Cost efficiencies: The expansion of the Company will allow further economies of scale of general and administrative expenses of the Company.

                  Market capitalization: Additional capital will provide the Company with a larger market capitalization if the Board of Directors determines to list the shares of common stock on a national securities exchange. At September 30, 1997, the average equity market capitalization for publicly traded net lease Real Estate Investment Trusts ("REITS") exceeded $600 million. According to the National Association of Real Estate Investment Trusts, the average equity market capitalization for non-health care real estate investment trusts have increased from $268.3 million at December 31, 1995 to $691.9 million at December 31, 1997.

         We believe that it is important to continue to grow the Company to a larger equity capital base, which we believe will provide more visibility in the event the Board determines that listing is the appropriate course of action. With considerable diligence and forethought, the Board of Directors has begun investigating the opportunities related to listing the Company's shares on a national securities exchange in the future. The Board of Directors' proposal to increase the number of authorized common shares from 75,000,000 to 125,000,000 will allow the Company greater flexibility to raise additional capital. Additionally, we believe an increased number of authorized shares of common stock will provide the Company a means of executing stock for property swaps. As the Company considers listing its shares as a possible option in the future, we believe purchase opportunities may exist where a value-premium could be captured via the public markets.

         The proposals included in this year's proxy statement reflect changes consistent with the Company's anticipated future growth and success in the coming years. Therefore, the Board of Directors unanimously recommends that you vote to approve the proposals presented in this year's proxy statement. Your vote counts. Please complete and return the attached ballot today. Thank you for your attention to this matter.

Sincerely,



/s/ James M. Seneff, Jr.                               /s/ Robert A. Bourne
---------------------------                            -------------------------
James M. Seneff, Jr.                                   Robert A. Bourne
Chairman of the Board and                              President
Chief Executive Officer

                       CNL AMERICAN PROPERTIES FUND, INC.
                              400 East South Street
                             Orlando, Florida 32801


                    Notice of Annual Meeting of Stockholders
                             To Be Held May 4, 1998


         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CNL AMERICAN PROPERTIES FUND, INC. (the "Company") will be held at 10:30 a.m. local time, on May 4, 1998, at the CNL Management Center at 450 E. South Street, Suite 101, Orlando, Florida, for the following purposes:

         1.       To elect five directors.

         2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of beneficial interest from 156,000,000 shares (consisting of 75,000,000 Common Shares, 3,000,000 Preferred Shares and 78,000,000 Excess Shares) to 206,000,000 shares (consisting of 125,000,000 Common Shares, 3,000,000 Preferred Shares and 78,000,000 Excess Shares).

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on February 20, 1998, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

         Stockholders are cordially invited to attend the meeting in person.

         WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED
PROXY  FOR  WHICH  A  POSTAGE  PAID  RETURN  ENVELOPE  IS  PROVIDED.   IT  IS
IMPORTANT  THAT  YOUR  SHARES  BE  VOTED.   IF  YOU  DECIDE  TO  ATTEND  THE
MEETING  YOU  MAY  REVOKE  YOUR  PROXY  AND  VOTE  YOUR  SHARES  IN
PERSON.


                                      By Order of the Board of Directors,


                                      /s/ Lynn E. Rose
                                      -----------------------
                                      Lynn E. Rose
                                      Secretary

March 18, 1998
Orlando, Florida

                       CNL AMERICAN PROPERTIES FUND, INC.
                              400 East South Street
                             Orlando, Florida 32801


           ----------------------------------------------------------


                                 PROXY STATEMENT

           ----------------------------------------------------------



     This proxy statement is furnished by the Board of Directors of CNL American Properties Fund, Inc. (the "Company") in connection with the solicitation by management of proxies to be voted at the annual meeting of stockholders to be held on May 4, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on February 20, 1998, will be entitled to vote.

     Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each Proposal set forth in this proxy statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

     Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this proxy statement and the enclosed proxy first will be mailed to stockholders on or about March 18, 1998.

     As of February 20, 1998, 39,618,657 shares of common stock of the Company were outstanding. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 0.06% of the outstanding shares of common stock.



                                TABLE OF CONTENTS


PROPOSAL I:                Election of Directors..............................................................    3
                           Executive Compensation.............................................................    8
                           Performance Graph..................................................................    9

PROPOSAL II:               Amendment to the Company's Amended and Restated Articles
                           of Incorporation to Increase the Number of Authorized Shares.......................   10

SECURITY OWNERSHIP............................................................................................   12

CERTAIN TRANSACTIONS..........................................................................................   13

INDEPENDENT AUDITORS..........................................................................................   15

OTHER MATTERS.................................................................................................   15

PROPOSALS FOR NEXT ANNUAL MEETING.............................................................................   15

ANNUAL REPORT.................................................................................................   15


                                   PROPOSAL I
                              ELECTION OF DIRECTORS


Nominees

     The persons named below have been nominated by the Board of Directors for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified. Messrs. Bourne and Seneff have been directors since May 1994. Messrs. Hostetter, Huseman and Kruse have been directors since March 1995. The table sets forth each nominee's name, age, principal occupation or employment during at least the last five years, and directorships in other public corporations.

     The Company's officers and directors have advised the Company that they intend to vote their shares of common stock for the election of each of the nominees. Proxies will be voted FOR the election of the following nominees unless authority is withheld.

Name and Age                            Background

Robert A. Bourne, 50                Mr.  Bourne has served as
                                    President  and a director of the Company
                                    since May 1994,  and as  director of CNL
                                    Fund Advisors,  Inc.  ("Fund  Advisors")
                                    since its inception in 1994.  Mr. Bourne
                                    has served as President of Fund Advisors
                                    from the date of its  inception  through
                                    October  1997,  has served as  Treasurer
                                    since   September   1997   and  as  Vice
                                    Chairman of the Board of Directors since
                                    October    1997.    Fund   Advisors   is
                                    responsible for the day-to-day operation
                                    of  the  Company  and  performs  certain
                                    other  administrative  services  for the
                                    Company. See "Certain Transactions." Mr.
                                    Bourne  also  serves  as  President  and
                                    Treasurer   of  CNL   Group,   Inc.   In
                                    addition,   Mr.   Bourne  is  President,
                                    Treasurer,  a director  and a registered
                                    principal  of  CNL   Securities   Corp.,
                                    President   and  a   director   of   CNL
                                    Investment Company, Vice Chairman of the
                                    Board of  Directors  of  Commercial  Net
                                    Lease  Realty,  Inc.,  President  of CNL
                                    Realty   Corp.   and  Chief   Investment
                                    Officer,  Vice  Chairman of the Board of
                                    Directors,  Treasurer  and a director of
                                    CNL  Institutional  Advisors,   Inc.,  a
                                    registered   investment   advisor.   Mr.
                                    Bourne  previously  served as  Secretary
                                    and  Treasurer of  Commercial  Net Lease
                                    Realty,  Inc. through December 31, 1997.
                                    Mr.  Bourne also served as  President of
                                    CNL  Institutional  Advisors,  Inc. from
                                    the date of its  inception  through June
                                    30,  1997.  Mr.  Bourne  also  served as
                                    director, Treasurer and Vice Chairman of
                                    CNL Realty Advisors, Inc. until December
                                    31,  1997,  at  which  time  CNL  Realty
                                    Advisors,  Inc.  merged with  Commercial
                                    Net Lease Realty, Inc. In addition,  Mr.
                                    Bourne   serves  as   President   and  a
                                    director of CNL  American  Realty  Fund,
                                    Inc. and CNL Real Estate Advisors,  Inc.
                                    All such entities are  affiliates of CNL
                                    Group,    Inc.,   a   privately    held,
                                    diversified real estate company of which
                                    Fund   Advisors   is  a   wholly   owned
                                    subsidiary. Since joining CNL Securities
                                    Corp.  in  1979,  Mr.  Bourne  has  been
                                    active in the acquisition,  development,
                                    and  management of real estate  projects
                                    throughout the United States. Mr. Bourne
                                    formerly   was   a   certified    public
                                    accountant with Coopers & Lybrand L.L.P.
                                    and a  partner  in the firm of  Bourne &
                                    Rose, P.A.

G.Richard Hostetter, Esq., 58       Mr. Hostetter  serves as a  director  of the
                                    Company and also serves as a director of
                                    CNL  American   Realty  Fund,  Inc.  Mr.
                                    Hostetter  was  associated  with the law
                                    firm of  Miller  and  Martin  from  1966
                                    through 1989, the last ten years of such
                                    association  as a senior  partner.  As a
                                    lawyer, he served for more than 20 years
                                    as counsel  for various  corporate  real
                                    estate groups,  fast-food  companies and
                                    public companies,  including The Krystal
                                    Company,   resulting  in  his  extensive
                                    participation in transactions involving the sale, lease, and sale/leaseback of approximately 250 restaurant units. He is licensed to practice law in Tennessee and Georgia. From 1989 to date, Mr.
                                    Hostetter has served as President and General Counsel of Mills, Ragland &
                                    Hostetter, Inc., the corporate general partner of MRH, L.P., a holding company involved in corporate acquisitions, in which he also is a general and limited partner.

Richard C. Huseman, 59              Dr.  Huseman serves as a
                                    director  of the Company and also serves
                                    as a  director  of CNL  American  Realty
                                    Fund,  Inc.  Dr.  Huseman is presently a
                                    professor  in the  College  of  Business
                                    Administration,  and from  1990  through
                                    1995,  served as the Dean of the College
                                    of   Business   Administration   of  the
                                    University  of Central  Florida.  He has
                                    served  as a  consultant  in the area of
                                    managerial  strategies  to a  number  of
                                    Fortune 500 corporations, including IBM,
                                    AT&T,  and 3M,  as  well  as to  several
                                    branches   of   the   U.S.   government,
                                    including the U.S. Department of Health and Human Services, the U.S. Department of Justice, and the Internal Revenue
                                    Service.

J.Joseph  Kruse, 65                 Mr. Kruse serves as a
                                    director  of the Company and also serves
                                    as a  director  of CNL  American  Realty
                                    Fund, Inc. From 1993 to the present, Mr.
                                    Kruse  has  been   President  and  Chief
                                    Executive  Officer of Kruse & Co., Inc.,
                                    a merchant  banking  company  engaged in
                                    real estate.  Formerly,  Mr. Kruse was a
                                    Senior Vice President with Textron, Inc.
                                    for  twenty  years,  and then  served as
                                    Senior  Vice  President  at  G.  William
                                    Miller  &  Co.,  a firm  founded  by the
                                    former  Chairman of the Federal  Reserve
                                    Board and the  Treasury  Secretary.  Mr.
                                    Kruse was responsible for evaluations of
                                    commercial   real   estate   and  retail
                                    shopping mall projects and continues to serve of counsel to the firm.

James M. Seneff, Jr., 51                Mr.  Seneff has been
                                        Chief  Executive  Officer and a director
                                        since May 1994 and Chairman of the Board
                                        of the Company since  December  1994, as
                                        well   as   Chief   Executive   Officer,
                                        Chairman  of the Board and a director of
                                        Fund  Advisors  since its  inception  in
                                        1994.  Mr.  Seneff  has  served as Chief
                                        Executive Officer, Chairman of the Board
                                        of Directors,  director, and a principal
                                        stockholder of CNL Group, Inc. since its
                                        formation  in  1980.  In  addition,  Mr.
                                        Seneff  is Chief  Executive  Officer,  a
                                        director and a  registered  principal of
                                        CNL Securities  Corp.,  Chief  Executive
                                        Officer and Chairman of the Board of CNL
                                        Investment   Company,   Chief  Executive
                                        Officer  and  Chairman  of the  Board of
                                        Commercial Net Lease Realty, Inc., Chief
                                        Executive  Officer  and  Chairman of the
                                        Board  of CNL  Realty  Corp.  and  Chief
                                        Executive  Officer and a director of CNL
                                        Institutional    Advisors,    Inc.,    a
                                        registered   investment   advisor.   Mr.
                                        Seneff  also  served as Chief  Executive
                                        Officer and Chairman of the Board of CNL
                                        Realty Advisors, Inc. until December 31,
                                        1997, at which time CNL Realty Advisors,
                                        Inc.  merged with  Commercial  Net Lease
                                        Realty,  Inc. In  addition,  Mr.  Seneff
                                        serves  as  Chief   Executive   Officer,
                                        Chairman  of the Board and a director of
                                        CNL American  Realty Fund,  Inc. and CNL
                                        Real Estate  Advisors,  Inc. Mr.  Seneff
                                        previously  served on the Florida  State
                                        Commission  on Ethics.  Mr.  Seneff also
                                        served   on   the   Florida   Investment
                                        Advisory Council, which oversees the $60 billion Florida State retirement plan, from 1986 to 1994, and was Chairman of the Council from 1991 to 1992. Since
                                        1971, Mr. Seneff has been active in the acquisition, development and management of real estate projects throughout the United States.

     In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required for the election of directors.

     A majority of the Company's directors are required to be independent, as that term is defined in the Company's Articles of Incorporation. Messrs. Hostetter, Kruse and Huseman are independent directors.

Compensation of Directors

     During the year ended December 31, 1997, each independent director earned $6,000 for serving on the Board of Directors. Each independent director also received $750 per Board meeting attended, including committee meetings. The Company has not, and in the future will not, pay any compensation to the directors of the Company who also serve as officers and directors of the Company's advisor, CNL Fund Advisors, Inc.

     The Board of Directors met five times during the year ended December 31, 1997, and the average attendance by directors at Board meetings was approximately 96 percent. Each current member attended at least 86 percent of the total meetings of the Board and of any committee on which he served.

Committees of the Board of Directors

     The Company has a standing Audit Committee, the members of which are selected by the Board of Directors each year. The current members of the Audit Committee, who have served since 1995, are Messrs. Hostetter, Kruse and Huseman. The Audit Committee makes recommendations to the Board of Directors as to the independent accountants of the Company and reviews with such accounting firm the scope of the audit and the results of the audit upon its completion. The Audit Committee met twice during the year ended December 31, 1997.

     At such time, if any, as the Company's shares of common stock are listed on a national securities exchange or over-the-counter market, the Company will form a compensation committee, the members of which will be selected by the full Board of Directors each year. Currently, the Company does not have a compensation committee.

     The Company does not have a nominating committee.


Executive Officers

     The executive officers of the Company are as follows:

     Name                               Position

     James M. Seneff, Jr.               Chief Executive Officer and Chairman of
                                        the Board

     Robert A. Bourne                   President

     Curtis B. McWilliams               Executive Vice President

     John T. Walker                     Chief Operating Officer and Executive
                                        Vice President

     Jeanne A. Wall                     Executive Vice President

     Steven D. Shackelford              Chief Financial Officer

     Lynn E. Rose                       Secretary and Treasurer

     Mr. McWilliams, age 42, has served as Executive Vice President of the Company since February 1998. Mr. McWilliams joined CNL Fund Advisors, Inc. in April 1997 and currently serves as President of the Advisor. In addition, Mr. McWilliams serves as Executive Vice President of CNL Group, Inc. and as President of CNL Financial Services, Inc. and certain other subsidiaries of CNL Group, Inc. From January 1991 to August 1996, Mr. McWilliams was a managing director in the corporate banking group of Merrill Lynch's investment banking division. During this time, he was a senior relationship manager with Merrill Lynch and as such was responsible for a number of the firm's larger clients. From February 1990 to February 1993, he served as co-head of one of the Industrial Banking Groups within Merrill Lynch's investment banking division and had administrative responsibility for a group of bankers and client relationships, including the firm's transportation group. In addition, from September 1996 to March 1997, Mr. McWilliams served as Chairman of Merrill Lynch's Private Advisory Services.

     Mr. Walker, age 39, has served as Executive Vice President of the Company since January 1996 and Chief Operating Officer of the Company since March 1995, and previously served as Senior Vice President since December 1994. In addition, Mr. Walker has served as Executive Vice President of Fund Advisors since January 1996 and Chief Operating Officer of Fund Advisors since April 1995, and previously served as Senior Vice President of Fund Advisors since November 1994. In addition, Mr. Walker serves as Executive Vice President of CNL American Realty Fund, Inc. and CNL Real Estate Advisors, Inc. From May 1992 to May 1994, Mr. Walker, a certified public accountant, was Executive Vice President for Finance and Administration and Chief Financial Officer of Z Music, Inc., a cable television network (subsequently acquired by Gaylord Entertainment), where he was responsible for overall financial and administrative management and planning. From January 1990 through April 1992, Mr. Walker was Chief Financial Officer of the First Baptist Church in Orlando, Florida. From April 1984 through December 1989, he was a partner in the accounting firm of Chastang, Ferrell & Walker, P.A., where he was the partner in charge of audit and consulting services, and from 1981 to 1984, Mr. Walker was a Senior Consultant/Audit Senior at Price Waterhouse.


     Ms. Wall, age 39, has served as Executive Vice President of the Company since December 1994 and as Executive Vice President of Fund Advisors since November 1994, and previously served as Vice President of Fund Advisors since March 1994. Ms. Wall has served as Chief Operating Officer of CNL Investment Company and of CNL Securities Corp. since November 1994 and has served as Executive Vice President of CNL Investment Company since January 1991. In 1984, Ms. Wall joined CNL Securities Corp. as its Partnership Administrator. In 1985, Ms. Wall became Vice President of CNL Securities Corp., in 1987, she became Senior Vice President and in July 1997, she became Executive Vice President of CNL Securities Corp. In this capacity, Ms. Wall serves as national marketing and sales director and oversees the national marketing plan for the CNL investment programs. In addition, Ms. Wall oversees partnership administration and investor services for programs offered through participating brokers. Ms. Wall also has served as Senior Vice President of CNL Institutional Advisors, Inc., a registered investment advisor, from 1990 to 1993, as Vice President of CNL Realty Advisors, Inc. since its inception in 1991 until December 31, 1997, at which time CNL Realty Advisors, Inc. merged with Commercial Net Lease Realty, Inc., and served as Vice President of Commercial Net Lease Realty, Inc. from 1992 through December 31, 1997. In addition, Ms. Wall serves as Executive Vice President of CNL American Realty Fund, Inc. and CNL Real Estate Advisors, Inc. Ms. Wall currently serves as a trustee on the Board of the Investment Program Association and on the Direct Participation Program committee for the National Association of Securities Dealers.

     Mr. Shackelford, age 34, has served as Chief Financial Officer of the Company since January 1997 and as Chief Financial Officer of Fund Advisors since September 1996. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital and a public listing in the United States. From August 1992 to March 1995, he served as a manager in the Price Waterhouse, Paris, France office serving several multinational clients. Mr. Shackelford was an audit staff and audit senior from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr Shackelford is a certified public accountant.

     Ms. Rose, age 49, has served as Secretary and Treasurer of the Company since December 1994, as a director and Secretary of Fund Advisors since March 1994, and as Treasurer of Fund Advisors from the date of its inception through June 30, 1997. Ms. Rose, a certified public accountant, has served as Secretary of CNL Group, Inc. since 1987, as Chief Financial Officer of CNL Group, Inc. since December 1993, and served as Controller of CNL Group, Inc. from 1987 until December 1993. In addition, Ms. Rose has served as Chief Financial Officer and Secretary of CNL Securities Corp. since July 1994. She has served as Chief Operating Officer, Vice President and Secretary of CNL Corporate Services, Inc. since November 1994. Ms. Rose also has served as Chief Financial Officer and Secretary of CNL Institutional Advisors, Inc. since its inception in 1990, as Treasurer of CNL Realty Advisors, Inc. from 1991 to February 1996, and as Secretary and a director of CNL Realty Advisors, Inc. since its inception in 1991 until December 31, 1997, at which time CNL Realty Advisors, Inc. merged with Commercial Net Lease Realty, Inc. In addition, Ms. Rose served as Secretary and Treasurer of Commercial Net Lease Realty, Inc. from 1992 to February 1996. Ms. Rose also serves as Secretary and Treasurer of CNL American Realty Fund, Inc. and as Secretary, Treasurer and a director of CNL Real Estate Advisors, Inc. Ms. Rose also currently serves as Secretary for approximately 50 additional corporations. Ms. Rose oversees the management information services, administration, legal compliance, accounting, tenant compliance, and reporting for over 300 corporations, partnerships and joint ventures. Prior to joining CNL, Ms. Rose was a partner with Robert A. Bourne in the accounting firm of Bourne & Rose, P.A., Certified Public Accountants. She was licensed as a certified public accountant in 1979.

     The backgrounds of Messrs. Seneff and Bourne are described at "ELECTION OF DIRECTORS."


                             EXECUTIVE COMPENSATION

Annual Compensation

     No annual or long-term compensation was paid by the Company to the Chief Executive Officer for services rendered in all capacities to the Company during the fiscal years ended December 31, 1995, 1996 and 1997. In addition, no executive officer of the Company received an annual salary or bonus from the Company during the fiscal year ended December 31, 1997. The Company's executive officers also are employees and executive officers of Fund Advisors and receive compensation from CNL Group, Inc. in part for services in such capacities. See "Certain Transactions" for a description of the fees payable and expenses reimbursed to Fund Advisors.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the offering price of the Common Stock and assuming the reinvestment of distributions ("APF"), with the S&P 500 Index ("S&P 500") and with the income rate of return from The National Council of Real Estate Investment Fiduciaries ("NCREIF") from the month the Company commenced operations through December 31, 1997. The graph assumes the investment of $100 on June 30, 1995.


                         Indexed Total Return Comparison
                                Through 12/31/97

                Date                     S&P 500                    NCREIF                      APF
                ----                     -------                    ------                      ---
              06/30/95                    100.00                    100.00                    100.00
              09/30/95                    104.19                    102.23                    101.15
              12/31/95                    110.40                    104.55                    102.84
              03/31/96                    116.32                    106.90                    104.63
              06/30/96                    121.55                    109.37                    106.46
              09/30/96                    125.30                    111.78                    108.36
              12/31/96                    135.75                    114.24                    110.29
              03/31/97                    139.39                    116.73                    112.27
              06/30/97                    163.72                    119.40                    114.34
              09/30/97                    175.99                    122.06                    116.49
              12/31/97                    181.05                    124.84                    118.71


The S&P 500 index contains both a capital and income component to its total return. For companies included in the S&P 500 index, their total return is measured by dividing the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the registrant's share price at the end and the beginning of the measurement period; by the share price at the beginning of the measurement period. There is currently no public trading market for the Company's shares, therefore, the share price is fixed at $10 per share and its return is composed of only the cumulative amount of distributions for the measurement period, assuming reinvestment of distributions. The NCREIF income index measures net operating income as a percentage of average daily investment. In order to display a more comparative return, the component of the NCREIF total return attributable to increases in share price has not been included in the cumulative return.

                                   PROPOSAL II
                APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED
                    AND RESTATED ARTICLES OF INCORPORATION TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES


     The Board of Directors of the Company has unanimously approved and directed that there be submitted to stockholders for their approval an amendment to
Article VII of the Company's Amended and Restated Articles of Incorporation, as amended (the "Restated Articles of Incorporation") which would increase the number of shares that the Company is authorized to issue from 156,000,000 to 206,000,000 (the "Share Increase Amendment"). At February 20, 1998, the Company had 39,618,657 shares of common stock outstanding.

     The text of the proposed amendment is set forth below:

     RESOLVED, that Section 7.1 of Article VII of the Company's Restated Articles of Incorporation be amended to read as follows:

     SECTION 7.1 Authorized Shares. The beneficial interest in the Company shall be divided into Equity Shares. The total number of Equity Shares which the Company is authorized to issue is two hundred six million (206,000,000) shares of beneficial interest, consisting of one hundred twenty-five million
(125,000,000) Common Shares (as defined and described in Section 7.2(ii) hereof), three million (3,000,000) Preferred Shares (as defined in Section 7.3 hereof) and seventy-eight million (78,000,000) Excess Shares (as defined in
Section 7.7 hereof). All Shares shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Directors determine or, if issued as a result of a Share dividend or Share split, without any consideration.

     The Board has determined that the approximately 1,000,000 shares of presently authorized but unissued and unreserved common stock for sale in connection with the Company's current offering of up to 27,500,000 shares of common stock and planned third offering of up to 34,500,000 shares of common stock would be insufficient to permit the Company to take advantage of certain business and investment opportunities, if and as they become available, that require the issuance of additional shares of common stock. The Company anticipates that it may engage in additional equity financing, through either public or private offerings of its securities for cash, issuance of such securities in exchange for assets, or a combination of the foregoing, although it currently is not involved in any negotiations and has not entered into any arrangements relating to any of these capital transactions, other than its planned third offering. In addition, the Company may need additional common shares in the future for its distribution reinvestment plan. In order to permit the Company greater flexibility to issue additional shares of common stock from time to time in order to raise capital in public or private stock offerings, consummate future acquisitions of properties, or authorize issuances pursuant to the Company's distribution reinvestment plan, as well as for other similar purposes, the Board of Directors considers it advisable that the Company be in a position to issue 50,000,000 additional shares without the requirement of stockholder approval.

     The Share  Increase  Amendment  will not change any other aspect of Article
VII. Holders of the capital stock of the Company, however, will not have the right to approve the issuance of additional shares of common stock up to the amount of authorized shares. In addition, holders of the capital stock of the Company do not have any preemptive rights to subscribe for or purchase any shares of capital stock of the Company, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership. Consequently, the issuance of additional shares of capital stock may dilute the interest of a current stockholder if additional shares are issued at less than fair market value and the stockholder does not purchase or is not offered the opportunity to purchase additional shares.

     The existence of a large number of authorized but unissued shares could have the effect of hindering or frustrating a takeover of the Company. The availability for issuance of additional shares of common stock would provide the Board of Directors with flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances which the Board of Directors does not believe to be in the Company's best interest. The Company is not aware of any entity which intends to propose a merger with, or seek to gain control of, the Company.

     Approval of the Share Increase Amendment requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote thereon. The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the Share Increase Amendment.

     The Share Increase Amendment, if approved by stockholders, will become effective on the date the Company's Maryland Articles of Incorporation are filed with the Maryland Department of Assessments and Taxation. It is anticipated that the appropriate filing to effect the Share Increase Amendment will be made soon after the annual meeting as practicable.

     The Board of Directors unanimously recommends that stockholders vote FOR the Share Increase Amendment. Proxies will be voted for the Share Increase Amendment unless stockholders designate otherwise.

                               SECURITY OWNERSHIP

     The following table sets forth, as of February 20, 1998, the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company's common stock, by each director and nominee, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors.


Name and Address                       Number of Shares            Percent
of Beneficial Owner                    Beneficially Owned          of Shares

Robert A. Bourne                            20,000 (1)               (3)
400 East South Street
Orlando, Florida  32801

G. Richard  Hostetter, Esq. (IRA)           5,376.34 (2)             (3)
SunTrust Bank of Chattanooga, N.A.

Lynn E. Rose                                20,000 (1)               (3)
400 East South Street
Orlando, Florida  32801

James M. Seneff, Jr.                        20,000 (1)               (3)
400 East South Street
Orlando, Florida  32801

All directors and executive                 25,376.34 (1) (2)        (3)
officers as a group (4 persons)



(1) Represents shares held by Fund Advisors, of which Messrs. Bourne and Seneff and Ms. Rose are directors.

(2) Represents shares held by SunTrust Bank of Chattanooga, on behalf of Mr. Hostetter in an IRA.

(3) Less than one percent.

Compliance With Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal year 1997, written representations that no other reports were required and other information known to the Company, the Company believes that the foregoing persons complies with all filing requirements for fiscal year 1997, except that Mr. Hostetter did not timely file his change in ownership report on Form 4 relating to one transaction.

                              CERTAIN TRANSACTIONS


     All of the executive officers of the Company are executive officers of Fund Advisors, a wholly owned subsidiary of CNL Group, Inc., of which Messrs. Seneff and Bourne are affiliates. In addition, Messrs. Seneff and Bourne, Ms. Rose and Ms. Wall are executive officers of CNL Securities Corp., the managing dealer of the Company's offering of shares of common stock, and a wholly owned subsidiary of CNL Group, Inc. Messrs. Seneff and Bourne are directors of the Company, Fund Advisors and CNL Securities Corp., and Ms. Rose is a director of Fund Advisors. Administration of the day-to-day operations of the Company is provided by Fund Advisors, pursuant to the terms of an advisory agreement (the "Advisory Agreement"). Fund Advisors also serves as the Company's consultant in connection with policy decisions to be made by the Company's Board of Directors, manages the Company's properties and renders such other services as the Board of Directors deems appropriate. Fund Advisors also bears the expense of providing the executive personnel and office space to the Company. Fund Advisors is at all times subject to the supervision of the Board of Directors of the Company and has only such functions and authority as the Company may delegate to it as the Company's agent.

     CNL Securities Corp. is entitled to receive selling commissions amounting to 7.5% of the total amount raised from the sale of shares of common stock for services in connection with the offering of shares, a substantial portion of which has been or will be paid as commissions to other broker-dealers. For the year ended December 31, 1997, the Company had incurred $16,686,192 of such fees, of which approximately $15,563,500 was paid by CNL Securities Corp. as commissions to other broker-dealers.

     In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. For the year ended December 31, 1997, the Company had incurred $1,112,413 of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

     Fund Advisors is entitled to receive acquisition fees for services in identifying the properties and structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the total amount raised from the sale of shares. For the year ended December 31, 1997, the Company had incurred $10,011,715 of such fees.

     For negotiating secured equipment leases and supervising the secured equipment lease program, Fund Advisors will be entitled to receive from the Company a one-time secured equipment lease servicing fee of two percent of the purchase price of the equipment that is the subject of a secured equipment lease. For the year ended December 31, 1997, the Company incurred $366,865 in such fees.

     The Company and Fund Advisors have entered into an Advisory Agreement pursuant to which Fund Advisors will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value (generally, the total amount invested in the properties as of the end of the preceding month, exclusive of acquisition fees and acquisition expenses), plus one-twelfth of 0.60% of the Company's total principal amount of the mortgage loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of Fund Advisors. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as Fund Advisors shall determine. For the year ended December 31, 1997, the Company had incurred $881,668 of such fees, $76,789 of which has been capitalized as part of the cost of the buildings for properties under construction.

     The term of the Advisory Agreement expires April 17, 1998, subject to successive one-year renewals upon mutual consent of the parties. The Advisory Agreement may be terminated for cause by either party thereto, or by the mutual consent of the parties (by a majority of the independent directors of the Company or a majority of the Board of Directors of Fund Advisors, as the case may be), upon 90 days written notice.

     Fund Advisors and its affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of shares) on a day-to-day basis. For the year ended December 31, 1997, the Company incurred a total of $2,232,466 for these services, $1,676,226 of such costs representing stock issuance costs and $556,240 representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

     During the year ended December 31, 1997, the Company acquired five properties for an aggregate purchase price of approximately $5,450,000 from affiliates of the Company. The affiliates had purchased and temporarily held title to these properties in order to facilitate the acquisition of the properties by the Company. Each property was acquired at a cost no greater than the lesser of the cost of the property to the affiliate (including carrying costs) or the property's appraised value.

     In connection with the acquisition of six properties during the year ended December 31, 1997, the Company incurred $369,570 in development/construction management fees to affiliates of Fund Advisors that were constructed by such affiliates. Such fees were included in the purchase price of the properties and are therefore included in the basis on which the Company charges rent on the properties.

     All amounts paid by the Company to affiliates of CNL Group, Inc. are believed by the Company to be fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.

                              INDEPENDENT AUDITORS

     Upon recommendation of and approval by the Board of Directors, including the independent directors, Coopers & Lybrand L.L.P. has been selected to act as independent certified public accountants for the Company during the current fiscal year.

     A representative of Coopers & Lybrand L.L.P. will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.


                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.


                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 1999 must be received at the Company's office at 400 East South Street, Orlando, Florida 32801, no later than November 18, 1998.


                                  ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997, accompanies this proxy statement.

                                  By Order of the Board of Directors,

                                  /s/ Lynn E. Rose
                                  -----------------------
                                  Lynn E. Rose
                                  Secretary


March 18, 1998
Orlando, Florida

P R O X Y               CNL AMERICAN PROPERTIES FUND, INC.

     The undersigned hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock of CNL American Properties Fund, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on May 4, 1998, at 10:30 a.m., local time, and any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated March 18, 1998, a copy of which has been received by the undersigned, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING ITEMS:

1.   Election of Five Directors
     Nominees:                 |_|FOR ALL        |_|  WITHHELD FOR ALL


                                     -------------------------------------------
         Robert A. Bourne            FOR ALL NOMINEES, EXCEPT VOTE WITHHELD FOR:
         G. Richard Hostetter            (Write that nominee's name above)
         Richard C. Huseman
         J. Joseph Kruse
         James M. Seneff, Jr.

2.   Proposal for Increase in Authorized Shares (See Proxy Statement page 10)

              |_|  FOR         |_|  AGAINST          |_|  ABSTAIN

3.   Other Matters:
     Grant authority upon such other matters as may come before the Meeting as they determine to be in the best interest of the Company.

              |_|  FOR         |_|  AGAINST          |_|  ABSTAIN

              (PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE,
                        AND RETURN IN ENCLOSED ENVELOPE)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     IF YOU SIGN, DATE AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE "FOR" THE MATTERS STATED. IF YOU FAIL TO RETURN YOUR PROXY, YOUR PROXY WILL NOT BE COUNTED. EACH STOCKHOLDER IS URGED TO SUBMIT A SIGNED AND DATED PROXY.

                                                 Dated:___________________, 1998

                                                 _______________________________

                                                 _______________________________
                                                 Signature(s) of Stockholder(s)


                                                 IMPORTANT:   Please  mark  this
                                                 Proxy, date it, sign it exactly
                                                 as your name(s)  appear(s)  and
                                                 return   it  in  the   enclosed
                                                 postage  paid  envelope.  Joint
                                                 owners    should    each   sign
                                                 personally. Trustees and others
                                                 signing in a representative  or
                                                 fiduciary    capacity    should
                                                 indicate  their full  titles in
                                                 such capacity.